Exhibit 10.1

Letter Agreement for Turkey
Between

AGCO International GmbH, Neuhausen, Switzerland (“AGCO” which expression shall include its successors and assigns)

and

TAFE International LLC, Turkey and Tractors and Farm Equipment Limited,
(collectively referred to as “TAFE” which expression shall include its successors and assigns)

1.	PURCHASE AND SALE:

TAFE agrees to supply MF Heritage (including MF 2600 series) tractors from 35HP to 85 HP range (appropriate for the market in the Territory and as agreed upon mutually) together with spare parts exclusively to AGCO or any of its subsidiary/associate companies for resale in Turkey (“Territory”) solely through the AGCO distribution network.

AGCO will source from TAFE, Massey Ferguson Centurion Global Series tractors of models G1 and G2 (2700 and 4700 series) and G3 (models as detailed at Annexure 1) for sale in the Territory subject to terms mutually agreed upon between the parties in a Manufacturing and Supply Agreement and a Contract Assembly Agreement to be entered into between the parties.

During the term of this Agreement, AGCO agrees not to source from third parties located in the Territory Massey Ferguson branded Centurion Global Series tractors of models G1, G2 & G3 for sale in the Territory.

2.	BRAND:

The tractors will be sold by AGCO or any of its subsidiary companies in the Massey Ferguson brand only with such branding and model numbering to be determined by AGCO. Spare parts shall be branded as AGCO. TAFE will not sell MF Heritage (including 2600 series) or Centurion Global Series products in TAFE brand or any other brand in the Territory. TAFE shall comply with all instructions issued by AGCO relating to the form and manner in which AGCO trade marks shall be used and shall discontinue immediately upon notice from AGCO any practice relating to the use of AGCO trade marks in the Territory. TAFE shall obtain no rights in/to the Massey Ferguson trade marks in the Territory.

3.	NATURE OF AGREEMENT:

The arrangement between the parties shall be:

a.
Exclusive for MF Heritage (including MF 2600 series) tractors, 35HP to 85HP range and non-exclusive for supply of Massey Ferguson branded, non-cab Centurion Global series tractors - G1 and G2 tractors upto 80HP - to be supplied under a mutually agreed Manufacturing and Supply Agreement to be sold within the Territory;

b.
Non-exclusive for supply of Massey Ferguson branded Centurion Global series tractors - G2 (fitted with AGCO Power Engine, Cab and High spec) and Massey Ferguson branded G3 tractors (non-Cab and with Cab), both over 80HP - to be sold within the Territory as mutually agreed upon terms by the parties in a Contract Assembly Agreement; and

c.
Subject to the above provisions and agreements, the parties agree that they shall not have any similar arrangements with any other person/ entity located in the Territory during the currency of this Letter Agreement for sale of the Massey Ferguson branded tractors within the Territory save that, for the avoidance of doubt, restrictions in this paragraph 3 shall not cover “Hi spec” and/or Global Series Tractors built in AGCO proprietary sites or tractors supported by the other AGCO brands. Classification of tractors as “Hi spec” is as previously agreed in the document entitled “Classification of “MF Heritage” and “Hi spec” Tractors agreed between TAFE and AGCO Dated 29th October 2009”.

d.	It is understood that supply under this Letter Agreement is subject to product viability, cost and performance competitiveness.

4.	PROCEDURES AND PRICE:

Heritage Tractors: TAFE will invoice Products to AGCO assembled in Manisa, Turkey Ex.Works. The invoice price will be in Turkish Lira and shall include commission of [ ]% to AGCO for Heritage tractors. Payment shall be made by AGCO within 45 days from the invoice date.

TAFE shall set the suggested maximum retail price (including reserve for AGCO commission as mentioned earlier in this paragraph) for Heritage tractors and product positioning for products and invoicing prices to AGCO, while AGCO will determine individual transaction prices with their dealers.

AGCO shall set the suggested maximum retail price for Centurion Global Series Tractors.

AGCO and TAFE will work together in a spirit of cooperation and transparent manner to ensure appropriate product positioning for the Heritage and Centurion Global Series products.

Massey Ferguson branded Centurion Global Series Tractors: For Centurion Global Series tractors (G1 and G2 licensed products) assembled in Manisa, Turkey Ex. works prices to be mutually agreed upon. The prices for Centurion Global Series tractors destined for sale within the Territory will be invoiced in Turkish Lira and the payment term shall be made as agreed to in the Global Series tractors Manufacturing and Supply agreement. Base price for different machine model configuration (“MCC”) codes of Global Series will be agreed upon between the parties in USD, at mutually agreed upon frequency. The prices in Turkish Lira will be arrived at based on the exchange rate between USD and Turkish Lira at the time of commencement of supplies. The prices for Centurion Global Series tractors destined for sale outside of the Territory will be invoiced in USD. The formula to adjust exchange variations between USD and Turkish Lira will be as per the Annexure 2.

Massey Ferguson branded Centurion Global Series tractors assembled in the Territory under contract assembly agreement will be invoiced as agreed upon between the parties and the payment shall be made in Turkish Lira and subject to agreed terms as per the Contract Assembly agreement to be agreed.

5.	ROLES AND RESPONSIBILTIES OF AGCO:

a.	Brand strategy and corporate communication;

b.	Network planning, Dealer standards, Dealer development, Appointment of dealers and sub dealers for the products;

c.	Order booking and invoicing, Delivery and Credit limit to the dealers, Channel and retail financing;

d.	Standardized payment terms, sales incentives and volume bonuses to dealers;

e.	Service and warranty standards;

f.
Full range advertising, conducting fairs, local events and road shows. These will be carried out by AGCO and TAFE will participate and share the cost of promotion for its products as may be mutually agreed upon;

g.	Service and support for the customers.

6.	ROLES AND RESPONSIBILITIES OF TAFE:

a.	Field level demand activation through demonstrations, field activities and training for Heritage products;

b.	Competitive intelligence for its product classifications;

c.	Warranty costs/repairs for its product for Heritage products (including 2600 series)

d.	Warranty terms for Centurion Global series (2700 & 4700) will be as per the terms to be mutually agreed upon.

7.	JOINT ROLES AND RESPONSIBILITIES:

a.	Product Strategy and Features

b.	Fairs, events, demonstrations and general advertising;

c.	Training of Dealers

d.	Service Activities

Note: paragraph 7 b,c & d will be as appropriate for Heritage Products.

8.	REVIEW:

AGCO and TAFE will form a Joint Steering Committee, which shall from time to time review the product range, features and performance vis-a-vis forecasts. The Steering Committee will form an active part in the cooperation and provide a forum for discussion of individual and joint activities. In the event that Heritage or Global Series Centurion tractors are unviable/uncompetitive in the Territory market for any prolonged period, both parties agree to enter into good faith negotiation to remedy the issue and reach a common agreement on the way forward.

9.	CONFIDENTIALITY:

TAFE and AGCO agree to protect and maintain confidentiality of their respective information, drawing and technical data.

10.	TERM AND TERMINATION:

a. This Letter Agreement shall be deemed to have come into effect on 1st July 2014 and shall be valid for a period of 5 years (that is up to 30th June 2019) unless terminated by either party giving 1 year (one year)prior written notice of termination to the other party except in circumstances mentioned in clause 10(b) below. Thereafter this Letter Agreement may be renewed by mutual consent for a further period of five years.

b. In the event of change in beneficial ownership / or control / of AGCO or TAFE, the respective other party shall have the option to terminate this agreement by giving six months written notice.

M/s. TAFE International LLC &	M/s. AGCO International GmbH
M/s. Tractors and Farm
Equipment Limited

By /s/ Mallika Srinivasan	By /s/ Rob Smith

Its Authorised Signatory	Its Authorised Signatory
Date: 26-10-2015	Date: 26-10-2015

By /s/ Roger Batkin

Its Authorised Signatory
Date: 5-11-2015

ANNEXURE 1

G1 Model :
8x8 constant mesh / Synchro mesh, Mechanical / Power shuttle, Footstep / semi platform versions , non cabin
G2 Model:
8x8 Synchro mesh / 12x12 synchro mesh, Mechanical / Power shuttle, Footstep / semi platform versions , 70 Hp non cabin
G3 Model:
Cabin tractor - details would be discussed and finalised

ANNEXURE 2

Exchange Rate Monitoring Formula

Base price for different MCC codes of Global Series will be agreed upon between the parties in USD, at mutually agreed upon frequency.  Whenever supplies are made to Turkey, the applicable prices will be converted into Turkish Lira at the time of shipment. USD – Turkish Lira exchange rates will be monitored and if the variation is more than +/- 2% from the base on a quarterly basis, the % in excess over 2% will be adjusted in full and the base price reset accordingly for the next quarter.